Exhibit 3

JOINT FILING AGREEMENT

    Each of the undersigned hereby affirms that he is individually eligible to use Schedule 13D, and agrees that this Schedule 13D is filed on his behalf.

Dated: July 21, 1999

/s/ John W. Castro

John W. Castro

/s/ Rick R. Atterbury

Rick R. Atterbury